                                                                   EXHIBIT 10.49


$24,933,534.66


                              AMENDED AND RESTATED
                                    DEBENTURE


                                    RECITALS


      A. As of January 5, 1998, Nextera Enterprises, L.L.C., a Delaware limited liability company ("NE LLC") issued a Debenture to Nextera Enterprises Holdings, L.L.C., a Delaware limited liability company ("NEH LLC") in the amount of $24,970,000 (the "Debenture").

      B. On April 30, 1998, NEH LLC distributed and assigned the Debenture to its members in the following proportions: (i) Knowledge Universe, L.L.C. - 98.14703%; (ii) Gresham Brebach, Jr. - 1.16805%; (iii) Ronald Bohlin - 0.10070%;
(iv) Debra Bergevine - 0.146171%; (v) Belden Menkus - 0.146037%; (vi) Michael Muldowney - 0.146006%; and (vii) David Fritts - 0.146006%.

      C. On August 5, 1998, Knowledge Universe, L.L.C. contributed and assigned its interest in the Debenture to Knowledge Universe, Inc. ("KU Inc.").

      D. In December, 1998, the 0.146037% of the Debenture held by Belden Menkus, plus the accrued interest thereon, was paid by NE LLC in connection with a Severance Agreement entered into between NE LLC and Belden Menkus.

      E. On December 31, 1998, after the close of business, the membership interests in NE LLC were contributed to Nextera Enterprises, Inc. ("NE Inc."), NE LLC was dissolved, all of the assets of NE LLC were distributed to NE Inc., and all of the obligations of NE LLC, including, but not limited to, the Debenture, were assumed by NE Inc.

      F. On December 31, 1998, the terms of the bridge loan from Nextera Funding, Inc. to NE Inc. (the "Bridge Loan") were modified. One condition of such modification which pertains to the terms of the Debenture was that the Debenture be amended so as to provide that, in the event of any notice of default pursuant to the Bridge Loan, the Debenture shall be, at KU Inc.'s election, either: (i) moved up in Nextera Enterprises, Inc.'s capital structure to a holding company level; or (ii) exchanged for preferred stock of NE Inc. on terms essentially equivalent to that of the Debenture with a liquidation preference added.

      G. NE Inc. and KU Inc. have agreed to the following modifications to the terms of the Debenture relating to the Bridge Loan: (i) if the Bridge Loan is not paid in full on or before April 30, 1999, the interest rate on the Debenture (or dividend rate if converted to preferred stock) will increase to two percent over the Bridge Loan rate as it may vary from time to time; and (ii) the Debenture (or preferred stock if converted) will convert to current cash interest (or dividend) payments three months after the Bridge Loan is paid in full.

      H. Lender and Borrower have agreed to Amend And Restate the Debenture so as to reflect the changes set forth in the Recitals above.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

            1. For value received, Nextera Enterprises, Inc., a Delaware corporation ("Borrower"), promises to pay to the order of those persons listed on Schedule "A", attached hereto, or their assigns ("Lender"), the principal sum of Twenty-Four Million Nine Hundred Thirty-Three Thousand Five Hundred Thirty-Four Dollars and Sixty-Six Cents ($24,933,534.66) (the "Principal Amount"). Except as otherwise provided herein, interest shall accrue from the date such amounts were advanced as set forth on Schedule "B," attached hereto, at ten percent (10%) per annum, compounded quarterly, based on the calendar year, but in no case shall the interest rate exceed the maximum rate allowed by law.

            2. The Maturity Obligations shall be due and payable on May 1, 2002 (the "Maturity Date"). As used herein, "Maturity Obligations" shall mean the entire outstanding principal amount, together with all accrued but unpaid interest thereon, and all other sums due and unpaid hereunder.

            3. All payments due under this Debenture are payable in lawful money of the United States of America at Lender's office at 844 Moraga Drive, Los Angeles, California 90049 or at such other place as Lender or other holder hereof shall notify Borrower in writing.

            4. All payments received by Lender on this Debenture shall be applied by Lender as follows: first, to the payment of penalties, late charges, and similar charges; second, to the payment of accrued and unpaid interest; and third, to the reduction of the principal amount.

            5. In the event Borrower fails to pay any installment of interest for ten (10) days after receipt of notice that same has become due, Borrower shall pay to Lender a delinquency or late charge, upon demand, equal to five percent (5%) of the amount of such past due payment, notwithstanding the date on which such payment is actually paid to Lender.

            6. In the event Borrower fails to pay any installment of interest on this Debenture for twenty (20) days after the same shall become due, then, and in any such event, Lender may at its option declare the entire unpaid Principal Amount, together with interest accrued thereon, to be immediately due and payable and Lender may proceed to exercise any rights or remedies that it may have under this Debenture or such other rights and remedies which Lender may have at law, equity, or otherwise. In the event of such acceleration, Borrower may discharge its obligations to Lender by paying the Maturity Obligations, with interest at the Delinquency Rate (as defined below) accruing from the date such acceleration is declared.

            7. Any portion of the principal amount, or interest unpaid at maturity, or when the entire amount of this Debenture is otherwise due and payable, shall thereafter accrue interest at a rate of fifteen percent (15%) per annum (the "Delinquency Rate"). The Delinquency Rate shall be effective both before and after any judgment as may be rendered in a court of competent jurisdiction provided, however, that if such Delinquency Rate is deemed to be interest in excess of the amount permitted to be charged to Borrowers under applicable law, Lender shall be entitled to collect a Delinquency Rate only at the highest rate permitted by law, and any interest actually collected by Lender in excess of such lawful amount shall be deemed a payment in reduction of the principal amount then outstanding under this Debenture and shall be so applied.

            8. Borrower may prepay this Debenture in whole or in part without any premium or penalty.

            9. In the event that NE Inc. receives any notice of Default (as that term is defined in the Bridge Loan documents) from Nextera Funding, Inc., this Debenture shall be, at KU Inc.'s election, either (i) moved up in Nextera Enterprises, Inc.'s capital structure to a holding company level, or (ii) exchanged for preferred stock of NE Inc. on terms essentially equivalent to that of this Debenture, but with a liquidation preference added (the "Exchanged Preferred Stock").

            10. If the Bridge Loan has not been paid in full on or before April 30, 1999, then on May 1, 1999 the interest rate on this Debenture (or dividend rate if this Debenture has been converted into Exchanged Preferred Stock) shall increase to a rate which is two percentage points in excess of the Bridge Loan rate as it may vary from time to time.

            11. Ninety days after the Bridge Loan is paid in full, all accrued interest on this Debenture to that date shall be added to the principal sum then outstanding on this Debenture, and from such date forward all interest accrued shall be paid quarterly in cash on the last business day of each calendar quarter. If this Debenture has been converted into Exchanged Preferred Stock of NE Inc., then ninety days after the Bridge Loan is paid in full, all accrued dividends on such Exchanged Preferred Stock shall be paid in-kind by the issuance of additional Exchanged Preferred Stock in a face amount equal to the sum of such accrued dividends, and from such date forward the dividends on all the Exchanged Preferred Stock shall be paid quarterly in cash on the last business day of each calendar quarter.

            12. In the event this Debenture is turned over to an attorney at law for collection after default, in addition to the Maturity Obligations, Lender shall be entitled to collect all costs of collection, including but not limited to reasonable attorneys' fees incurred, whether or not suit on this Debenture is filed, and all such costs and expenses shall be payable on demand.

            13. This Debenture may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

            14. Borrower, for itself and its successors and assigns, and each endorser or guarantor of this Debenture, for its heirs, successors, and assigns, hereby waives presentment, protest, demand, diligence, notice of dishonor and of nonpayment, and waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now provided or which may hereafter be provided by any federal or state statute, including but not limited to exemptions provided by or allowed under the Bankruptcy Reform Act of 1978, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Debenture and any and all extensions, renewals, and modifications hereof.

            15. It is the intention of the parties to conform strictly to applicable usury laws from time to time in force, and all agreements between Borrower and Lender, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Lender or the holder hereof, or collected by Lender or such holder, for the use, forbearance, or detention of the money to be lent hereunder or otherwise, exceed the maximum amount permissible under applicable usury laws. If under any circumstances whatsoever fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Lender or other holder hereof shall ever receive an amount deemed interest, by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid principal amount and other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Borrower or to any other person making such payment on Borrower's behalf. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Lender and Borrower and any endorser or guarantor of this Debenture.

            16. This Debenture shall be governed by and construed under the laws of the State of Massachusetts. Borrower hereby submits to personal jurisdiction within the State of Massachusetts for the enforcement of Borrower's obligations hereunder, and waives any and all personal rights under the law of any other state to object to jurisdiction within the State of

Massachusetts for the purposes of litigation to enforce such obligation of Borrower.

            IN WITNESS WHEREOF, Borrower and Lender, intending to be legally bound hereby, have caused this Amended And Restated Debenture to be duly executed effective as of December 31, 1998.


                                       "BORROWER"

                                       Nextera Enterprises, Inc., a Delaware
                                       corporation


                                       By:   /s/ Gresham Brebach, Jr.
                                            ------------------------------------
                                            Gresham Brebach, Jr.
                                            Its President

                                       "LENDER"

                                       Knowledge Universe, Inc., a Delaware
                                       corporation


                                       By:   /s/ Stanley E. Maron
                                            ------------------------------------
                                            Stanley E. Maron
                                            Its Secretary




                                        /s/ Gresham Brebach, Jr.
                                       -----------------------------------------
                                       Gresham Brebach, Jr.


                                        /s/ Ronald Bohlin
                                       -----------------------------------------
                                       Ronald Bohlin


                                        /s/ Debra Bergevine
                                       -----------------------------------------
                                       Debra Bergevine


                                        /s/ Michael Muldowney
                                       -----------------------------------------
                                       Michael Muldowney


                                        /s/ David Fritts
                                       -----------------------------------------
                                       David Fritts

                                  Schedule "A"

   Lenders                                      Percentage Ownership
   -------                                      --------------------

Knowledge Universe, Inc.                              98.29057%
Gresham Brebach, Jr.                                   1.16976%
Ronald Bohlin                                          0.10085%
Debra Bergevine                                        0.14638%
Michael Muldowney                                      0.14622%
David Fritts                                           0.14622%
                                                      ---------
                                                           100%



                                  Schedule "B"

                              Schedule of Advances

Date                   Amount of Advance                 Principal Balance
----                   -----------------                 -----------------

1/5/98                   $4,868,679.52                     $4,868,679.52

1/29/98                  $  149,780.95                     $5,018,460.47

2/11/98                  $   99,853.96                     $5,118,314.43

2/13/98                  $  149,780.95                     $5,268,095.38

2/26/98                  $  299,561.90                     $5,567,657.28

3/23/98                  $  299,561.90                     $5,867,219.18

4/7/98                   $6,700,200.91                    $12,567,420.09

4/8/98                   $9,735,761.38                    $22,303,181.47

4/30/98                  $2,630,353.09                    $24,933,534.56